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                                                                     Exhibit 4.1

                        New England Financial California
                    Top Producer Incentive Compensation Plan
                           (effective January 1, 2007)

1. Purpose. The purpose of the Plan is to provide Top Producers with Deferred Compensation, payable after adjustment for the simulated investment experience of Deferred Compensation from the date it is credited under the terms of the Plan until the date it is payable. The Plan is intended to be maintained primarily for the purpose of providing deferred compensation to a select group of highly compensated employees (and other highly-compensated individuals) within the meaning of Sections 201(2) and 301(a)(3) of ERISA, and to comply with Legal Deferral Requirements and requirements for the registration of debt incurred by MetLife, Inc. under the Plan with the Securities and Exchange Commission on a form S-8, and shall be interpreted and administered consistent with that intent.

2.   Plan Administration.

     2.1. The Plan Administrator shall administer the Plan.

     2.2. The Plan Administrator may establish, amend, and rescind rules and regulations relating to the Plan, provide for conditions necessary or advisable to protect the interest of the Affiliates, construe all communications related to the Plan, and make all other determinations it deems necessary or advisable for the administration and interpretation of the Plan. The Plan Administrator may conform any provision of this Plan to the extent such provision is inconsistent with Legal Deferral Requirements.

     2.3. Determinations, interpretations, and other actions made by the Plan Administrator shall be final, binding, and conclusive for all purposes and upon all individuals.

     2.4. The Plan Administrator may prescribe forms as the sole and exclusive means for Participants to take actions authorized or allowed under the Plan. The Plan Administrator may issue communications to employees or agents of Affiliates, Agents, or Top Producers as it deems necessary or appropriate in connection with the Plan (including but not limited to communications explaining the risks and potential benefits of the Investment Tracking Funds). Subject to the provisions of Section 17 of the Plan, the Plan Administrator may, in its sole discretion, adjust the value of Deferred Compensation on a basis other than as prescribed in Allocation Elections, including but not limited to the use of Investment Tracking Funds other than those selected by the Top Producer.

     2.5. Except to the extent prohibited by law, communication by the Plan Administrator (and by a Top Producer to the extent authorized by the Plan Administrator) of any document or writing, including any document or writing that must be executed by a party, may be in an electronic form of communication.

     2.6. The Plan Administrator may appoint such agents, who may be officers or employees of an Affiliate, as it deems necessary or appropriate to assist it in administering the Plan and may grant authority to such agents to execute documents and take action on its behalf. The Plan Administrator may consult such legal counsel, consultants, or other professional as it deems desirable and may rely on any opinion received from

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          any such professional or from its agent. All expenses incurred in the administration of the Plan shall be paid by one or more of the Affiliates.

3. Eligibility to Participate. Each Top Producer shall be eligible to participate in the Plan.

4. Crediting of Deferred Compensation. Deferred Compensation shall be credited for a Top Producer in accordance with the terms of this Plan. Deferred Compensation shall be either Chairman's Conference Deferred Compensation or Masters Conference Deferred Compensation. "Chairman's Conference Deferred Compensation" shall mean an amount credited on or about April 1 of each calendar year in favor of a Top Producer who met the qualifications for the Chairman's Conference in the prior calendar year, subject to the terms of this Plan, equal to eight per cent (8%) of proprietary first year commissions production, as such amount is determined by the Plan Administrator in its sole discretion. Master's Conference Deferred Compensation" shall mean an amount credited on or about April 1 of each calendar year in favor of a Top Producer who met the qualifications for the Chairman's Conference in the prior calendar year, subject to the terms of this Plan, equal to five per cent (5%) of proprietary first year commissions production, as such amount is determined by the Plan Administrator in its sole discretion. The Plan Administrator may determine the Agents to whom amounts are to be credited and the amounts to be credited, on a basis other than provided in this Section 4, if it finds in its discretion that it is impractical, inconvenient, or contrary to the interest of any Affiliate to apply the terms of this Section 4 in whole or in part.

5.   Vesting or Deduction of Unvested Deferred Compensation

     5.1. Deferred Compensation credited in favor of a Top Producer on a particular date shall be Vested if the Top Producer satisfies both the performance criteria described in Section 5.1(a) and the continuous service criteria described in Section 5.1(b).

          (a)(i) In order to satisfy the performance criteria for Vesting of 100% of Chairman's Conference Deferred Compensation, the Top Producer must qualify for Chairman's Conference (or such analogous recognition applicable for Control Group Agents), as determined by the Plan Administrator in its discretion, in any three (3) of the five (5) calendar years beginning with the calendar year in which that Deferred Compensation was credited. If the performance criteria stated in the sentence immediately above are not satisfied, then in order to satisfy the performance criteria for Vesting of 62.5% of a particular award of Chairman's Conference Deferred Compensation, the Top Producer must qualify for either Masters or Chairman's Conference (or such analogous recognition applicable for Control Group Agents), as determined by the Plan Administrator in its discretion, in any three (3) of the five (5) calendar years beginning with the calendar year in which that Deferred Compensation was credited. (ii) In order to satisfy the performance criteria for Vesting of Masters Conference Deferred Compensation Deferred Compensation, the Top Producer must qualify for Chairman's Conference or Master's Conference (in each case, or such analogous recognition applicable for Control Group Agents), as determined by the Plan Administrator in its discretion, in any three (3) of the five (5) calendar years beginning with the calendar year in which that Deferred Compensation was credited.


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          (b) In order to satisfy the continuous service criteria for Vesting of
          Deferred Compensation, the Top Producer must remain continuously any of an Agent, a Managing Partner, a Control Group Agent, or an employee of a Control Group Member, through the earlier of: (i) April 1 of the fifth calendar year after the year in which the Deferred Compensation was credited, or (ii) the date the Top Producer Retires. To the extent that Section 5.1(b)(ii) above applies, the Top Producer's insurance agency license must also remain with New England Life Insurance
          Company through April 1 of the fifth calendar year after the year in which the Deferred Compensation was credited.

     5.2. Any year in which the Top Producer has qualified for Disability Benefits for any portion of time, other than the year in which the Deferred Compensation is credited, shall be disregarded in determinations under Section 5.1(a) of this Plan, except to the extent the Top Producer satisfied any of the performance criteria described in that Section in that year.

     5.3. Deferred Compensation credited in favor of a Top Producer on a particular date shall be Vested upon the death of the Top Producer prior to April 1 of the fifth calendar year after the year in which the Deferred Compensation was credited.

     5.4. Notwithstanding any other terms of this Plan, all of a Top Producer's Deferred Compensation, including but not limited to any Deferred Compensation that has become Vested, shall be immediately Forfeited for Cause. Neither the Plan Administrator nor any Affiliate shall have any obligation to take any action to seek or secure a refund of any employment taxes withheld on account of Deferred Compensation that has been Forfeited.

6. Investment Tracking. Except as provided in Section 2.4 of this Plan, the value of each Top Producer's Deferred Compensation shall be adjusted to reflect the simulated investment performance on a Total Return basis at the MetLife SIP Fixed Income Rate, and otherwise using any other Investment Tracking Funds selected by the Top Producer, on the same basis as if the value of such Deferred Compensation had been invested at the MetLife SIP Fixed Income Rate or such other Investment Tracking Funds for the period of time from the Crediting of such Deferred Compensation, or the time determined by any Allocation Election, until it is payable.

7. Allocation Elections. To the extent permitted by the Plan Administrator in its discretion, the Top Producer may change the Investment Tracking Fund(s) used to adjust the value of the Top Producer's Deferred Compensation. Unless otherwise determined by the Plan Administrator, an Allocation Election shall be effective on the date it is received by the Plan Administrator, or on the following business day if it is received by the Plan Adminstrator at a time when the Plan Administrator determines it is not practicable or convenient to the operation of the Plan to apply such Allocation Election on the date it is received. The number of Allocation Elections by a Participant shall not exceed six (6) in any calendar year.

8. Beneficiary Designation. The Plan Administrator shall prescribe the form by which each Top Producer may designate a beneficiary or beneficiaries (who may be named contingently or successively, and among whom payments received under this Plan may be split as indicated by the individual) for purposes of receiving payment of Deferred Compensation under this Plan after the death of such individual. Each designation will be effective only


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     upon its receipt by the Plan Administrator during the life of the individual making the designation and shall revoke all prior beneficiary designations by that individual related to this Plan.

9. Payment of Deferred Compensation. Deferred Compensation that is Vested and not Forfeited shall be payable under this Plan.

     9.1. Amount. Except as provided in Section 2.4 of this Plan, the amount of payment of Deferred Compensation shall reflect the value of the Deferred Compensation through the date each payment is payable, as adjusted for Investment Tracking. If payment of Vested Deferred Compensation is to be made in installments under the terms of the Plan, then the amount of each installment payment will be determined by dividing the value of the Deferred Compensation at the time the payment is due by the remaining number of installments to be paid.

     9.2. Medium. Payment of all Deferred Compensation shall be in cash.

     9.3. Timing and Number of Payments.

          (a) Except to the extent this Section 9.3 otherwise provides, all of a Top Producer's Deferred Compensation shall be payable in a single lump sum on the first business day of the month following the later of (i) the Top Producer attaining age sixty-five (65), or (ii) the time the Deferred Compensation becomes Vested.

          (b) To the extent the Plan Administrator offers the opportunity to do so, the Top Producer so elects, and consistent with Legal Deferral Requirements (including but not limited to requirements for redeferral under Code Section 409A), all of a Top Producer's Deferred Compensation shall be payable (i) beginning on the first business day of the month following the Top Producer attaining age seventy (70), and (ii) in the number of annual payments (with any payments after the first payment being payable on the anniversary of the first payment) not to exceed ten (10) as elected by the Top Producer.

          (c) If a Top Producer dies on any date prior to completion of all payments from a Participant's Deferred Compensation, the unpaid portions of the Participant's Deferred Compensation shall become immediately payable in a lump sum.

          (d) Payment(s) of Deferred Compensation shall be made as soon as practicable after both the Deferred Compensation has become payable and after any delays in payment required under Legal Deferral Requirements have passed, each as determined by the Plan Administrator in its discretion.

          (e) Notwithstanding any other terms of this Plan, no payment of any Deferred Compensation Account shall be made inconsistent with Legal Deferral Requirements.

     9.4. To Whom Paid. Except as otherwise provided in this Section 9.4 of this Plan, all payments of a Top Producer's Deferred Compensation will be made to the Top Producer. If a Top Producer dies on any date prior to the date of the completion of all such payments, all of the Top Producer's unpaid Deferred Compensation shall be paid to the beneficiary designated for that purpose by the Top Producer. If the Top Producer's designated beneficiary has not survived the Top Producer, or the Top


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          Producer has designated no beneficiary for purposes of this Plan, such payment will be made to the Top Producer's estate.

     9.5. Withholding and Effect of Taxes. Payments under this Plan will be made after the withholding of any Federal, state, or local income, employment or other taxes legally obligated to be withheld, as determined by the Plan Administrator in its discretion. All tax liabilities arising out of deferrals under this Plan shall be the sole obligation of the Top Producer or his/her beneficiary, including but not limited to any tax liabilities arising out of Legal Deferral Requirements. Withholding of any taxes or other items required by law, including but not limited to those required at the time of Vesting, may made from other payments due to the Top Producer from any Affiliate.

10. Loans and Assignments. The Plan shall make no loan, including any loan on account of any Deferred Compensation, to any Top Producer or any other person nor permit any Deferred Compensation to serve as the basis or security for any loan to any Top Producer or any other person. Except as provided in Section 19, no Participant or any other person may sell, assign, transfer, pledge, commute, or encumber any Deferred Compensation or any other rights under this Plan.

11. Nature of Liability. All Deferred Compensation Accounts accrued under this Plan are unsecured obligations of MetLife, Inc. and any successor thereto, and are neither obligations, debts, nor liabilities of any other entity or party. This Plan and the liabilities created hereunder are unfunded. Investment Tracking, any other means for adjusting or communication the value of Deferred Compensation, and any documentation regarding this Plan or any Top Producer's Deferred Compensation, is for recordkeeping purposes only and do not create any right, property, security, or interest in any assets of MetLife, Inc. or any other party. All Deferred Compensation credited under this Plan is subject to the claims of general creditors of MetLife, Inc.

12. No Guarantee of Agency; No Limitation on Principle Action. Nothing in this Plan shall interfere with or limit in any way the right of any entity or person to establish the terms and conditions of agency of any individual, including but not limited to compensation and benefits, or to terminate the agency of any individual, nor confer on any individual the right to continue in the agency of any entity or person. Nothing in this Plan shall limit the right of any entity or person to establish any other compensation or benefit plan. No Deferred Compensation shall be treated as compensation for purposes of a Participant's right under any other plan, policy, or program, except as stated or provided in such plan, policy, or program. Nothing in this Plan shall be construed to limit, impair, or otherwise affect the right of any entity to make adjustments, reorganizations, or changes to its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

13. Term of Plan. This Plan shall be effective on and after January 1, 2007, and shall continue in effect unless and until it is terminated pursuant to its terms.

14. Governing Law. The Plan shall be construed in accordance with and governed by New York law, without regard to principles of conflict of laws.


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15.  Claims. Claims for benefits and appeals of denied claims under the Plan shall be administered in accordance with Section 503 of ERISA, the regulations thereunder (and any other law that amends, supplements, or supersedes said section of ERISA), and the procedures adopted by the Plan Administrator. The claims procedures referenced above are incorporated in this Plan by this reference.

16. Entire Plan; Third Party Beneficiaries. This Plan document is the entire expression of the Plan, and no other oral or written communication, other than documents authorized under this Plan and fulfilling its express terms, shall determine the terms of the Plan or the terms of any agreement between a Top Producer and an Affiliate with regard to the Plan or Deferred Compensation. There are no third party beneficiaries to this Plan, other than Participants' respective beneficiaries designated under the terms of this Plan.

17. Amendment and Termination. Except to the extent otherwise required by law, including but not limited to Legal Deferral Requirements, the Plan Administrator may amend, modify, suspend, or terminate this Plan at any time. Any such amendment or termination will not reduce the amount in Deferred Compensation credited under this Plan prior to the execution of such amendment or termination.

18. Qualified Domestic Relations Orders. The Plan Administrator will distribute, designate, or otherwise recognize the attachment of any portion of a Participant's Deferred Compensation in favor of the Top Producer's spouse, former spouse or dependents to the extent such action is mandated by the terms of a qualified domestic relations order as defined in Section 414(p) of the Code, and otherwise as determined by the terms of Section 9 of this Plan.

19. Definitions. Capitalized terms in this Plan, and their forms, shall have the following meanings:

     19.1. "Affiliate" shall mean MetLife, Inc. and any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by, MetLife, Inc.

     19.2. "Agent" shall mean a natural person who is either (a) a full time insurance agent for New England Life Insurance Company who has entered into an incentive career contract, an Agent Contract, or a Senior Agent Contract, and if registered with the NASD is so registered with New England Securities, (b) is a Managing Partner compensated in whole or in part accordance with the compensation scheduled of an Incentive Career Contract, and if registered with the NASD is so registered with New England Securities, or (c) is affiliated with a non-natural person who is an Agent to sell products manufactured by an Affiliate on a full-time basis, in all cases as determined by the Plan Administrator in its discretion, in each case to the extent resident in or having as the business addresses at which New England Life Insurance Company regularly contacts him or her in California at the time Deferred Compensation is credited for that individual.

     19.3. "Agents Retirement Plan" means the New England Life Insurance Company Agents' Retirement Plan and Trust.


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     19.4. "Allocation Election" shall mean a written document executed by the
          Top Producer specifying the Participant's instructions regarding the matters addressed by Section 7 of this Plan.

     19.5. "Cause" shall mean termination of the Agent's agency agreement or relationship with New England Life Insurance Company or any Affiliate for breach of that agreement or breach of duties as an Agent, or other analogous standard of conduct, or the commission or omission of acts that would constitute or would have constituted grounds for such termination, all as determined by the Plan Administrator in its discretion.

     19.6. "Code" shall mean the Internal Revenue Code of the United States, as amended from time to time.

     19.7. "Control Group Agent" shall mean having a relationship as an insurance agent on a common law or statutory employment basis for one or more Control Group Members, as determined by the Plan Administrator in its discretion.

     19.8. "Control Group Member" shall mean each corporation or other entity which is a members of a controlled group of corporations as defined in
          Section 414(b) of the Code as modified by Section 415(h) of the Code which includes MetLife, Inc. or any trade or business (whether or not incorporated) which is under common control with MetLife, Inc., as defined in Section 414(c) of the Code as modified by Section 415(h) of the Code.

     19.9. "Deferred Compensation" shall mean either Chairman's Conference Deferred Compensation or Master's Conference Deferred Compensation.

     19.10. "Chairman's Conference Deferred Compensation" shall having the meaning described in Section 4 of this Plan.

     19.11. "Disability Benefits" shall mean income replacement benefits payable as a result of long-term disability under an arrangement offered by an Affiliate.

     19.12. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     19.13. "Forfeited" shall mean that Deferred Compensation, including any Deferred Compensation that has Vested, will not be payable.

     19.14. "Investment Tracking" shall mean the adjustment of value to reflect simulated investment performance in accordance with the terms of the Plan.

     19.15. "Investment Tracking Funds" shall mean the MetLife SIP Fixed Income Rate and those other securities, funds, or other savings or investment vehicles designated from time to time by the Plan Administrator in its discretion.

     19.16. "Legal Deferral Requirements" shall mean requirements under law to achieve deferral of income taxation, including but not limited to Code
          Section 409A and any regulations promulgated thereunder.

     19.17. "Managing Partner" shall mean a natural person who is (a) a Managing Partner affiliated with New England Life Insurance Company, or (b) is affiliated as a


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          principal with a non-natural person who is a Managing Partner, in all cases as determined by the Plan Administrator in its discretion.

     19.18. "Master's Conference Deferred Compensation" have the meaning described in Section 4 of this Plan.

     19.19. "MetLife SIP Fixed Income Rate" shall mean the stated rate of return on the MetLife SIP Fixed Income Fund, or successor fund as determined by the Plan Administrator, as it is determined under MetLife SIP from time to time.

     19.20. "MetLife SIP" shall mean each and all of the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates, the Metropolitan Life Auxiliary Savings and Investment Plan, and the Metropolitan Life Supplemental Auxiliary Savings and Investment Plan (and/or any successor plan(s))

     19.21. "NASD" shall mean the National Association of Securities Dealers, or successor organization.

     19.22. "Plan" shall mean this New England Financial California Top Producer Incentive Compensation Plan.

     19.23. "Plan Administrator" shall mean the Plan Administrator of the Metropolitan Life Retirement Plan for United States Employees, including any person to whom such office has been delegated.

     19.24. "Retires" shall mean (a) in the case of a participant in the Agents Retirement Plan, becoming retirement eligible as determined under that plan and retiring under that plan, (b) in the case of a Managing Partner, attaining age 55 and 5 years of service with all Affiliates and electing to retire under any applicable pension benefit program;
          (c) in the case of a participant in any pension plan for employees of an Affiliate other than a Managing Partner, attaining pension eligibility.

     19.25. "Top Producer" shall mean an Agent who, at the time Deferred Compensation is credited for such person under the Plan, (a) qualified for Chairman's Council or Master's Council with regard to performance in the prior calendar year, as determined by the Plan Administrator in its discretion, and (b)(1) certifies to the Plan Administrator that at least fifty percent (50%) of the Agent's income (excluding income attributable to passive sources and to investments) in the prior year was derived from Affiliates; (2) the Agent if the Agent became an Agent during the prior year, the Agent certifies to the Plan Administrator that the Agent reasonably believes and has a good faith expectation that the Agent will derive at least fifty percent (50%) of the Agent's income in the present year from Affiliates and subsequently certifies that at least fifty percent (50%) of the Agent's income (excluding income attributable to passive sources and to investments) in that year was derived from Affiliates; or (3) the Plan Administrator otherwise determines, in its discretion, that the Agent may participate consistent with requirements for the registration of debt incurred by MetLife, Inc. under the Plan with the Securities and Exchange Commission on a form S-8. The Plan Administrator may determine the Agents to whom amounts are to be credited and the amounts to be credited, on a basis other than provided in the first sentence of this Section 19.24, if it finds in its discretion that it is impractical,


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          inconvenient, or contrary to the interest of any Affiliate to apply the terms of the first sentence of this Section 19.24.

     19.26. "Total Return" shall mean the change (plus or minus) in price or value, plus dividends (if any) on a reinvested basis, during the applicable period, as determined by the Plan Administrator according to such measures as it determines in its discretion.

     19.27. "Vested" means that the Deferred Compensation will be payable under the terms of this Plan, unless Forfeited.


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IN WITNESS WHEREOF, pursuant to authorization of the Board of Directors of
MetLife, Inc., this New England Financial California Top Producer Incentive Compensation is approved.


/s/ Joseph A. Reali
--------------------------------------
Joseph A. Reali
Senior Vice President and Tax Director
MetLife, Inc.

Date: 11/2/06

Witness: /s/ Daisy Charneco
         -----------------------------


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